EXHIBIT 3.1

ARTICLES OF INCORPORATION OF

STANDARD PREMIUM FINANCE HOLDINGS, INC.

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ARTICLE 1

Name

The name of the corporation is STANDARD PREMIUM FINANCE HOLDINGS, INC.

ARTICLE 2

Purpose

The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE 3

Capital Stock

Section 1. The total number of shares of stock which the Corporation shall have the authority to issue shall be 100,000,000 shares of Common Stock with a par value of $.001 per share and 20,000,000 shares of Preferred Stock with a par value of $.001 per share.

Section 2. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide for the issuance of shares of Preferred Stock in series and to establish from time-to-time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

ARTICLE 4

Right to Amend or Repeal Articles

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or any amendment hereto, in the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on shareholders are granted subject to this reserved power.

ARTICLE 5

Indemnification of Directors and Officers

Section 1. Indemnification. The Corporation shall indemnify its current and former directors and officers against liabilities, damages, settlements and expenses (including reasonable attorneys’ fees) incurred in connection with or arising out of the Corporation’s affairs to the fullest extent allowed by applicable law, and shall advance such expenses to any such persons as incurred.

Section 2. Effect of Modification.  Any repeal or modification of any provision of  this Article 5 by the shareholders of the Corporation shall not adversely affect any right to indemnification of a director or officer of the Corporation existing at the time of such repeal or modification.

Section 3. Liability Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provision of this Article 5.

Section 4. No Rights of Subrogation. Indemnification hereunder and under the Bylaws shall be a personal right and the Corporation shall have no liability under this Article 5 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under the Corporation’s Bylaws.

ARTICLE 6

Severability

In the event any provision (including any provision within a single article, section, paragraph or sentence) of these Articles should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and effect and enforceable to the fullest extent permitted by law.

ARTICLE 7

Principal Office, Registered Office, Registered Agent

The address of the principal office of this Corporation is 13590 SW 134th Avenue, Suite 214, Miami, FL 33186. The address of the initial registered office of this Corporation is 13590 SW 134th Avenue, Suite 214, Miami, FL 33186 and the name of the initial registered agent of this Corporation at that address is Margaret Ruiz.

ARTICLE 8

Incorporator

The name and address of the person signing these Articles is Margaret Ruiz with an address of 13590 SW 134th Avenue, Suite 214, Miami, FL 33186.

ARTICLE 9

Initial Directors and Officers

William J. Koppelmann shall be the initial Director and President of this Corporation. Margaret Ruiz shall be the initial Secretary of this Corporation.

ARTICLE 10

Elections

The Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, related to affiliated transactions. The Corporation expressly elects not to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, related to control share acquisitions.

IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation this 5th day of April 2016.

The undersigned, having been named as registered agent to accept service of process for this Corporation at the place designated herein, is familiar with and accepts the duties and obligations as registered agent for this Corporation and agrees to act in this capacity.

By:	/s/ Margaret Ruiz
Margaret Ruiz, Incorporator and Registered Agent